Exhibit 99.1

Molson Coors Beverage Company Reports 2022 Third Quarter Results

Molson Coors Delivers Sixth Consecutive Quarter of Top-Line Growth on a Constant Currency Basis

Continues to Navigate Global Inflationary Pressures While Delivering on its Revitalization Plan

Company Reaffirms 2022 Guidance for Top and Bottom-Line Growth

GOLDEN, Colo. & MONTRÉAL--(BUSINESS WIRE)--November 1, 2022--Molson Coors Beverage Company ("MCBC") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2022 third quarter.

2022 THIRD QUARTER FINANCIAL HIGHLIGHTS

  Net sales increased 4.0% reported and 7.9% in constant currency, primarily due to positive net pricing and favorable sales mix.
  Net sales per hectoliter on a brand volume basis increased 9.2% in constant currency, primarily due to positive net pricing and favorable sales mix resulting from portfolio premiumization.
  U.S. GAAP income before income taxes of $273.0 million declined 43.2% reported and 38.8% in constant currency.
  Underlying (Non-GAAP) income before income taxes of $364.6 million declined 5.0%, but improved 0.5% in constant currency.
  U.S. GAAP net income attributable to MCBC of $216.4 million, $0.99 per share on a diluted basis. Non-GAAP diluted earnings per share ("EPS") of $1.32 declined $0.43 per share.

CEO AND CFO PERSPECTIVES

In the third quarter of 2022, Molson Coors delivered, on a constant currency basis, another quarter of top-line and underlying bottom-line growth driven by strong global net pricing and mix benefits from premiumization, while navigating the challenging global inflationary environment. Our top-line results are reflected across industry share in the Company's largest global markets. In the U.S., Molson Coors earned the second highest overall dollar share gains across the beer industry. The Company also gained share in the U.K.

Molson Coors continued to deliver against its Revitalization Plan. In the U.S., the Company's core brands continued to strengthen in the third quarter, with Coors Light, Miller Lite and Coors Banquet combining to grow over a full share point of the Premium beer category and Miller Lite and Coors Banquet growing brand volume. In the U.K., Carling widened its lead as the country's number one beer, and in Canada, Molson Canadian continued to grow net sales revenue. Molson Coors' global portfolio also continued to benefit from premiumization. In the U.S., Simply Spiked Lemonade was the fastest growing new flavored alcohol beverage in the country in the third quarter. In the U.K., Madri has rapidly risen to Molson Coors' number three brand in the market.

Gavin Hattersley, President and Chief Executive Officer Statement:

“We are proud of our top-line performance in the quarter. Our net sales revenue grew for the sixth consecutive quarter, and through the third quarter of this year, our global net sales revenue outpaced 2019 levels in constant currency. What's more, our ability to generate sustained top-line growth translated into strong industry share performance across every one of our major markets globally. Between the strength of our portfolio and the pillars of our Revitalization Plan at work, we have made significant strides in turning around our business and we believe we are well positioned for the road ahead."

Tracey Joubert, Chief Financial Officer Statement:

“We delivered another quarter of top-line and underlying bottom-line growth on a constant currency basis, while continuing to invest in our business, reduce net debt and return cash to shareholders. While we are proud of our ability to navigate the cost environment, global inflationary pressures continue to be a headwind. As a result, we are reaffirming our key financial guidance for 2022 but expect underlying constant currency based income before taxes growth to be at the lower end of our high-single digit range. Looking ahead, we remain committed to continuing to invest in the business and staying the course toward our goal of long-term, sustainable top and bottom-line growth."

CONSOLIDATED PERFORMANCE - THIRD QUARTER 2022
	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2022	September 30, 2021	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$2,935.2	$2,822.7	4.0%	$(109.2)	7.9%
U.S. GAAP income (loss) before income taxes	$273.0	$480.6	(43.2)%	$(21.0)	(38.8)%
Underlying income (loss) before income taxes(1)	$364.6	$383.6	(5.0)%	$(20.8)	0.5%
U.S. GAAP net income (loss)(2)	$216.4	$453.0	(52.2)%
Per diluted share	$0.99	$2.08	(52.4)%
Underlying net income (loss)(1)	$286.8	$380.5	(24.6)%
Per diluted share	$1.32	$1.75	(24.6)%
	For the Nine Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2022	September 30, 2021	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$8,071.5	$7,660.5	5.4%	$(208.9)	8.1%
U.S. GAAP income (loss) before income taxes	$501.6	$1,129.5	(55.6)%	$(24.3)	(53.4)%
Underlying income (loss) before income taxes(1)	$776.2	$834.0	(6.9)%	$(26.9)	(3.7)%
U.S. GAAP net income (loss)(2)	$415.2	$925.7	(55.1)%
Per diluted share	$1.91	$4.26	(55.2)%
Underlying net income (loss)(1)	$610.7	$725.9	(15.9)%
Per diluted share	$2.81	$3.34	(15.9)%
(1)

Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

(2)	Net income (loss) attributable to MCBC.

NET SALES DRIVERS
	For the Three Months Ended September 30, 2022
	Reported
Percent change versus comparable prior year period	Financial Volume		Price and Sales Mix	Currency		Net Sales		Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(0.2	) %	8.1%	(3.9	) %	4.0%		9.2%	(2.0	) %
Americas	(1.0	) %	8.4%	(0.6	) %	6.8%		7.5%	(1.5	) %
EMEA&APAC	2.0%		7.6%	(16.0	) %	(6.4	) %	14.3%	(3.1	) %
	For the Nine Months Ended September 30, 2022
	Reported
Percent change versus comparable prior year period	Financial Volume		Price and Sales Mix	Currency		Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(0.5	) %	8.6%	(2.7	) %	5.4%	8.6%	(0.9	) %
Americas	(3.6	) %	7.8%	(0.4	) %	3.8%	7.6%	(2.2	) %
EMEA&APAC	9.2%		17.6%	(13.7	) %	13.1%	17.0%	2.6%
(1)

Our net sales per hectoliter performance discussions are presented on a brand volume ("BV") basis, which reflects owned or actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales (in constant currency) in the numerator, unless otherwise indicated.

QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS THIRD QUARTER 2021 RESULTS)

  Net sales: increased 4.0% on a reported basis, and increased 7.9% in constant currency primarily due to positive net pricing and favorable sales mix resulting from portfolio premiumization. Financial volumes decreased 0.2%, primarily due to lower Americas brand volumes, partially offset by higher EMEA&APAC financial volumes driven by higher brand volumes in Western Europe. Brand volumes decreased 2.0% primarily due to a 1.5% decline in the Americas as a result of softer industry performance and the continued impacts of the Québec labor strike as well as a 3.1% decline in EMEA&APAC due to markets impacted by the Russia-Ukraine conflict and consumer inflationary pressures across Central and Eastern European countries, partially offset by growth in Western Europe.

  Net sales per hectoliter on a brand volume basis in constant currency increased 9.2%, primarily due to positive net pricing and favorable sales mix resulting from portfolio premiumization.
  Cost of goods sold (COGS) per hectoliter: increased 20.0% on a reported basis primarily due to a $192.6 million increase as a result of changes in our unrealized mark-to-market commodity positions, cost inflation mainly on materials, transportation and energy costs, and mix impacts from portfolio premiumization, partially offset by the favorable impact of foreign currency movements and lower depreciation expense. Underlying COGS per hectoliter: increased 12.0% in constant currency, primarily due to cost inflation mainly on materials, transportation and energy costs and mix impacts from portfolio premiumization, partially offset by lower depreciation expense.
  Marketing, general & administrative (MG&A): decreased 0.7% on a reported basis, primarily due to the cycling of higher marketing spend in the prior year and the favorable impact of foreign currency movements, partially offset by the cycling of lower people-related costs in the prior year, higher legal expenses and the cycling of the equity income related to The Yuengling Company joint venture which started distribution in Texas in the prior year. Underlying MG&A: increased 3.5% in constant currency.
  U.S. GAAP income (loss) before income taxes: declined 43.2% on a reported basis primarily due to changes in our unrealized mark-to-market commodity positions, cost inflation mainly on materials, transportation and energy costs and the unfavorable impact of foreign currency movements, partially offset by positive net pricing, lower depreciation expense and favorable sales mix.
  Underlying income (loss) before income taxes: improved 0.5% in constant currency primarily due to positive net pricing, lower depreciation expense and favorable sales mix, partially offset by cost inflation on materials, transportation and energy costs and higher MG&A expense.

QUARTERLY SEGMENT HIGHLIGHTS (VERSUS THIRD QUARTER 2021 RESULTS)

Americas Segment

  Net sales: increased 6.8% on a reported basis and increased 7.4% in constant currency primarily due to positive net pricing and favorable sales mix, partially offset by a decrease in financial volumes. Financial volumes decreased 1.0% primarily due to lower shipments in Canada, including the continued impact of the Québec labor strike, partially offset by a 1.4% increase in U.S. domestic shipments. Brand volumes decreased 1.5% primarily due to an 8.6% decline in Canada driven by softer industry performance and the continued impacts of the Québec labor strike and a 0.9% decline in the U.S. as a result of softer industry performance, partially offset by 3.5% growth in Latin America driven by growth in Mexico.

  Net sales per hectoliter on a brand volume basis in constant currency increased 7.5% for the Americas segment primarily due to positive net pricing and favorable sales mix.
  U.S. GAAP income (loss) before income taxes: improved 9.1% on a reported basis primarily due to positive net pricing, lower depreciation expense, favorable sales mix and lower MG&A expense, partially offset by cost inflation mainly on materials, transportation and energy costs, the unfavorable impact of foreign currency movements and lower financial volumes. Lower MG&A expense was primarily due to the cycling of higher marketing spend in the prior year, partially offset by the cycling of lower people-related costs in the prior year, higher legal expenses and the cycling of the equity income related to The Yuengling Company joint venture which started distribution in Texas in the prior year.
  Underlying income (loss) before income taxes: improved 10.5% in constant currency primarily due to positive net pricing, lower depreciation expense, favorable sales mix and lower MG&A expense, partially offset by cost inflation mainly on materials, transportation and energy costs and lower financial volumes.

EMEA&APAC Segment

  Net sales: decreased 6.4% on a reported basis and increased 9.6% in constant currency, primarily due to higher financial volumes, positive net pricing and favorable sales mix. Financial volumes increased 2.0% primarily due to higher brand and factored volumes in Western Europe, partially offset by consumer inflationary pressures across Central and Eastern European countries. Brand volumes decreased 3.1% primarily due to volume declines as a result of the Russia-Ukraine conflict and consumer inflationary pressures across Central and Eastern European countries, partially offset by higher brand volumes in Western Europe.

  Net sales per hectoliter on a brand volume basis in constant currency increased 14.3% primarily due to positive net pricing and favorable sales mix.
  U.S. GAAP income (loss) before income taxes: declined 49.4% on a reported basis, primarily due to cost inflation mainly on materials, transportation and energy costs, higher MG&A spend and unfavorable foreign currency movements, partially offset by higher financial volumes, positive net pricing and favorable sales mix. Higher MG&A spend was primarily due to the cycling of lower spend in the prior year due to cost mitigation efforts as a result of the pandemic and increased marketing spend to support our brands and premiumization strategy.
  Underlying income (loss) before income taxes: declined 38.9% in constant currency, primarily due to cost inflation mainly on materials, transportation and energy costs and higher MG&A spend, partially offset by higher financial volumes, positive net pricing and favorable sales mix.

CASH FLOW AND LIQUIDITY HIGHLIGHTS

  U.S. GAAP cash from operations: net cash provided by operating activities was $1,117.5 million for the nine months ended September 30, 2022, compared to $1,267.7 million in the prior year. The decrease in net cash provided by operating activities was primarily due to lower net income adjusted for non-cash items and the unfavorable timing of working capital, partially offset by the prior year net repayment against various tax payment deferral programs associated with the coronavirus pandemic, lower payments for incentive compensation and lower income taxes paid.
  Underlying free cash flow: cash received of $597.4 million for the nine months ended September 30, 2022, compared to cash received of $933.0 million in the prior year. The decrease in cash received was primarily due to higher capital expenditures and lower net income adjusted for non-cash items and the unfavorable timing of working capital, partially offset by the prior year net repayment against various tax payment deferral programs associated with the coronavirus pandemic, lower payments for incentive compensation and lower income taxes paid.
  Debt: Total debt at the end of the third quarter of 2022 was $6,587.7 million and cash and cash equivalents totaled $525.2 million, resulting in net debt of $6,062.5 million and a net debt to underlying EBITDA ratio of 3.13x. As of September 30, 2021, our net debt to underlying EBITDA ratio was 3.31x.
  Dividends: On July 14, 2022, our Company's Board of Directors declared a cash dividend of $0.38 per share, paid on September 15, 2022, to shareholders of Class A and Class B common stock of record on September 2, 2022. Shareholders of exchangeable shares received the CAD equivalent of dividends declared on Class A and Class B common stock, equal to CAD 0.49 per share. For the nine months ended September 30, 2022, the Company declared and paid total cash dividends of $1.14 per share, with the CAD equivalent totaling CAD 1.45 per share.
  Share Repurchase Program: On February 17, 2022, our Company's Board of Directors approved a share repurchase program up to an aggregate of $200 million of our Company's Class B common stock through March 31, 2026, with repurchases primarily intended to offset annual employee equity award grants. For the nine months ended September 30, 2022, we repurchased 740,000 shares under the share repurchase program at a weighted average price of $52.36 per share, including brokerage commissions, for an aggregate value of $38.8 million.

OTHER RESULTS

Tax Rates Table
(Unaudited)	For the Three Months Ended
	September 30, 2022	September 30, 2021
U.S. GAAP effective tax rate	20%	6%
Underlying effective tax rate(1)	21%	1%
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.
  The higher third quarter U.S. GAAP effective tax rate was primarily due to an increase in net discrete tax expense in combination with lower income before income taxes. We recognized discrete tax expense of $6 million in the third quarter of 2022 and a discrete tax benefit of $52 million in the third quarter of 2021. The discrete tax benefit recognized in the third quarter of 2021 was primarily due to a tax benefit of $68 million, including a $49 million discrete tax benefit recorded due to the release of certain unrecognized tax positions resulting from the effective settlement reached on a tax audit.
  The higher third quarter Underlying effective tax rate was primarily due to an increase in net discrete tax expense in combination with lower income before income taxes. We recognized discrete tax expense of $1 million in the third quarter of 2022 compared to a discrete tax benefit of $54 million in the third quarter of 2021, primarily due to the release of certain unrecognized tax positions resulting from the effective settlement reached on a tax audit.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the third quarter of 2022, we recognized net special items benefits of $5.3 million primarily consisting of a $4.9 million gain from the sale of a property in the U.K.
  Additionally during the third quarter of 2022, we recorded other non-core net charges of $96.9 million primarily consisting of changes in our unrealized mark-to-market commodity positions.

2022 OUTLOOK

We continue to expect to achieve the following key financial targets for full year 2022. However, the inherent uncertainties that exist in the macroeconomic environment, including continued significant cost inflation, weakening demand in Central and Eastern Europe and the continued strengthening of the U.S. dollar could impact our financial performance.

  Net sales: mid single-digit increase versus 2021 on a constant currency basis.
  Underlying income (loss) before income taxes: high single-digit increase compared to 2021 on a constant currency basis. Due to increased inflationary cost pressures and weakening demand in Central and Eastern Europe, we expect underlying income (loss) before income taxes to be at the lower end of the range.
  Deleverage: We expect to achieve a net debt to underlying EBITDA ratio below 3.0x by the end of 2022.
  Underlying free cash flow: $1.0 billion, plus or minus 10%.
  Consolidated net interest expense: approximately $265 million, plus or minus 5%.

The following targets for full year 2022 were revised.

  Underlying depreciation and amortization: approximately $700 million, plus or minus 5% from our previous guidance of $750 million, plus or minus 5%.
  Underlying effective tax rate: in the range of 21% to 22% for 2022 from our previous guidance range of 22% to 24%.

NOTES

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s third quarter ended September 30, 2022 compared to the third quarter ended September 30, 2021. Some numbers may not sum due to rounding.

2022 THIRD QUARTER INVESTOR CONFERENCE CALL

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2022 third quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on February 20, 2023. The Company will post this release and related financial statements on its website today.

OVERVIEW OF MOLSON COORS BEVERAGE COMPANY

For more than two centuries Molson Coors Beverage Company has been brewing beverages that unite people for all life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling and Staropramen to Coors Banquet, Blue Moon Belgian White, Blue Moon LightSky, Vizzy, Coors Seltzer, Leinenkugel’s Summer Shandy, Creemore Springs, Hop Valley and more, Molson Coors produces many beloved and iconic beer brands. While the Company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: Americas, operating in the U.S., Canada and various countries in the Caribbean, Latin and South America; and EMEA&APAC, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries and certain countries within the Middle East, Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. Our Environmental, Social and Governance ("ESG") strategy is focused on People and Planet with a strong commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

ABOUT MOLSON COORS CANADA INC.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects", "intend," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2022 Outlook," with respect to expectations regarding the impact of the coronavirus pandemic on our operations, liquidity, financial condition and financial results, expectations regarding future dividends, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan, expectations of cost inflation, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of the coronavirus pandemic; the impact of increased competition resulting from further consolidation of brewers; competitive pricing and product pressures; the health of the beer industry and our brands in our markets; economic conditions in our markets; our ability to maintain brand image, reputation and product quality; ESG issues; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to maintain good labor relations; labor strikes, work stoppages and other employee-related issues; our reliance on third party service providers and internal and outsourced systems; a breach of our information systems; investment performance of pension plan holdings and related pension plan costs; failure to comply with debt covenants or deterioration in our credit rating; increase in the cost of commodities used in the business; dependence on the global supply chain and impacts of supply chain constraints and inflationary pressures, including the adverse impacts of the Russia-Ukraine conflict; additional impairment charges; estimates and assumptions on which our financial projections are based which may prove to be inaccurate; our ability to implement our strategic initiatives, including executing and realizing cost savings; availability or increase in cost of packaging materials; unfavorable legal or regulatory outcomes affecting the business; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; success of our joint ventures; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA

The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Information Resources, Inc. for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX

STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Sales	$3,517.4	$3,435.4	$9,662.1	$9,255.5
Excise taxes	(582.2)	(612.7)	(1,590.6)	(1,595.0)
Net sales	2,935.2	2,822.7	8,071.5	7,660.5
Cost of goods sold	(1,951.5)	(1,629.1)	(5,340.0)	(4,464.4)
Gross profit	983.7	1,193.6	2,731.5	3,196.1
Marketing, general and administrative expenses	(660.0)	(664.8)	(2,043.3)	(1,889.4)
Special items, net	5.3	2.6	(22.9)	(17.3)
Equity income (loss)	1.1	—	3.7	—
Operating income (loss)	330.1	531.4	669.0	1,289.4
Interest income (expense), net	(58.7)	(63.3)	(188.6)	(196.5)
Other pension and postretirement benefits (costs), net	14.8	12.9	35.7	38.9
Other income (expense), net	(13.2)	(0.4)	(14.5)	(2.3)
Income (loss) before income taxes	273.0	480.6	501.6	1,129.5
Income tax benefit (expense)	(54.9)	(26.8)	(98.3)	(203.4)
Net income (loss)	218.1	453.8	403.3	926.1
Net (income) loss attributable to noncontrolling interests	(1.7)	(0.8)	11.9	(0.4)
Net income (loss) attributable to MCBC	$216.4	$453.0	$415.2	$925.7

Basic net income (loss) attributable to MCBC per share	$1.00	$2.09	$1.91	$4.26
Diluted net income (loss) attributable to MCBC per share	$0.99	$2.08	$1.91	$4.26

Weighted average shares outstanding - basic	216.8	217.2	217.0	217.1
Weighted average shares outstanding - diluted	217.6	217.6	217.7	217.5

Dividends per share	$0.38	$0.34	$1.14	$0.34

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$525.2	$637.4
Accounts receivable, net	809.8	678.9
Other receivables, net	178.9	200.5
Inventories, net	866.8	804.7
Other current assets, net	368.7	457.2
Total current assets	2,749.4	2,778.7
Properties, net	4,057.9	4,192.4
Goodwill	6,133.3	6,152.6
Other intangibles, net	12,663.2	13,286.8
Other assets	1,104.7	1,208.5
Total assets	$26,708.5	$27,619.0
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$3,086.2	$3,107.3
Current portion of long-term debt and short-term borrowings	505.0	514.9
Total current liabilities	3,591.2	3,622.2
Long-term debt	6,082.7	6,647.2
Pension and postretirement benefits	625.3	654.4
Deferred tax liabilities	2,727.6	2,704.6
Other liabilities	285.2	326.5
Total liabilities	13,312.0	13,954.9
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 210.3 shares and 210.1 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.2	102.2
Class B exchangeable shares, no par value (issued and outstanding: 11.1 shares and 11.1 shares, respectively)	417.2	417.8
Paid-in capital	6,994.1	6,970.9
Retained earnings	7,567.4	7,401.5
Accumulated other comprehensive income (loss)	(1,402.5)	(1,006.0)
Class B common stock held in treasury at cost (10.2 shares and 9.5 shares, respectively)	(510.2)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	13,170.3	13,417.1
Noncontrolling interests	226.2	247.0
Total equity	13,396.5	13,664.1
Total liabilities and equity	$26,708.5	$27,619.0

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the Nine Months Ended
	September 30, 2022	September 30, 2021
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$403.3	$926.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	515.6	604.2
Amortization of debt issuance costs and discounts	6.2	4.8
Share-based compensation	25.7	24.7
(Gain) loss on sale or impairment of properties and other assets, net	16.8	(10.2)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	217.7	(312.1)
Equity (income) loss	(3.7)	—
Income tax (benefit) expense	98.3	203.4
Income tax (paid) received	(71.2)	(92.3)
Interest expense, excluding amortization of debt issuance costs and discounts	185.0	193.3
Interest paid	(211.5)	(220.6)
Change in current assets and liabilities and other	(64.7)	(53.6)
Net cash provided by (used in) operating activities	1,117.5	1,267.7
Cash flows from investing activities
Additions to properties	(530.7)	(363.4)
Proceeds from sales of properties and other assets	22.1	24.1
Other	3.7	(13.8)
Net cash provided by (used in) investing activities	(504.9)	(353.1)
Cash flows from financing activities
Exercise of stock options under equity compensation plans	2.5	4.6
Dividends paid	(247.1)	(73.9)
Payments on debt and borrowings	(507.3)	(1,005.0)
Proceeds on debt and borrowings	7.0	—
Purchases of treasury stock	(38.8)	—
Net proceeds from (payments on) revolving credit facilities and commercial paper	121.1	46.4
Change in overdraft balances and other	(10.2)	(21.7)
Net cash provided by (used in) financing activities	(672.8)	(1,049.6)
Cash and cash equivalents
Effect of foreign exchange rate changes on cash and cash equivalents	(52.0)	(18.8)
Net increase (decrease) in cash and cash equivalents	(112.2)	(153.8)
Balance at beginning of year	637.4	770.1
Balance at end of period	$525.2	$616.3

SUMMARIZED SEGMENT RESULTS (volume and $ in millions) (Unaudited)

Americas	Q3 2022	Q3 2021	Reported % Change	FX Impact	Constant Currency % Change	YTD 2022	YTD 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$2,376.6	$2,224.7	6.8	$(12.9)	7.4	$6,580.2	$6,339.1	3.8	$(26.7)	4.2
COGS(2)	$(1,476.5)	$(1,347.5)	(9.6)			$(4,112.8)	$(3,909.4)	(5.2)
MG&A	$(514.7)	$(524.6)	1.9			$(1,623.8)	$(1,492.8)	(8.8)
Income (loss) before income taxes	$377.0	$345.7	9.1	$(9.2)	11.7	$812.1	$918.1	(11.5)	$(8.6)	(10.6)
Underlying income (loss) before income taxes	$378.1	$350.6	7.8	$(9.2)	10.5	$892.9	$938.1	(4.8)	$(8.7)	(3.9)
Financial volume(1)(3)	16.332	16.505	(1.0)			45.867	47.593	(3.6)
Brand volume	15.683	15.927	(1.5)			43.758	44.744	(2.2)
EMEA&APAC	Q3 2022	Q3 2021	Reported % Change	FX Impact	Constant Currency % Change	YTD 2022	YTD 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$562.6	$601.0	(6.4)	$(96.3)	9.6	$1,502.0	$1,328.4	13.1	$(182.2)	26.8
COGS(2)	$(373.4)	$(376.5)	0.8			$(1,030.3)	$(877.3)	(17.4)
MG&A	$(145.3)	$(140.2)	(3.6)			$(419.5)	$(396.6)	(5.8)
Income (loss) before income taxes	$46.4	$91.7	(49.4)	$(9.4)	(39.1)	$48.6	$49.7	(2.2)	$(14.5)	27.0
Underlying income (loss) before income taxes	$41.5	$81.7	(49.2)	$(8.4)	(38.9)	$45.0	$49.5	(9.1)	$(13.5)	18.2
Financial volume(1)(3)	6.477	6.351	2.0			16.723	15.317	9.2
Brand volume	6.407	6.614	(3.1)			16.603	16.176	2.6
Unallocated & Eliminations	Q3 2022	Q3 2021	Reported % Change	FX Impact	Constant Currency % Change	YTD 2022	YTD 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$(4.0)	$(3.0)	(33.3)			$(10.7)	$(7.0)	(52.9)
COGS(2)	$(101.6)	$94.9	N/M			$(196.9)	$322.3	N/M
Income (loss) before income taxes	$(150.4)	$43.2	N/M	$(2.4)	N/M	$(359.1)	$161.7	N/M	$(1.2)	N/M
Underlying income (loss) before income taxes	$(55.0)	$(48.7)	(12.9)	$(3.2)	(6.4)	$(161.7)	$(153.6)	(5.3)	$(4.7)	(2.2)
Financial volume	—	(0.005)	N/M			(0.005)	(0.019)	73.7
Consolidated	Q3 2022	Q3 2021	Reported % Change	FX Impact	Constant Currency % Change	YTD 2022	YTD 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$2,935.2	$2,822.7	4.0	$(109.2)	7.9	$8,071.5	$7,660.5	5.4	$(208.9)	8.1
COGS	$(1,951.5)	$(1,629.1)	(19.8)			(5,340.0)	(4,464.4)	(19.6)
MG&A	$(660.0)	$(664.8)	0.7			(2,043.3)	(1,889.4)	(8.1)
Income (loss) before income taxes	$273.0	$480.6	(43.2)	$(21.0)	(38.8)	$501.6	$1,129.5	(55.6)	$(24.3)	(53.4)
Underlying income (loss) before income taxes	$364.6	$383.6	(5.0)	$(20.8)	0.5	$776.2	$834.0	(6.9)	$(26.9)	(3.7)
Financial volume(3)	22.809	22.851	(0.2)			62.585	62.891	(0.5)
Brand volume	22.090	22.541	(2.0)			60.361	60.920	(0.9)

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.

N/M = Not meaningful

(1)	Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3)

Financial volume in hectoliters for Americas and EMEA&APAC excludes royalty volume of 0.711 million hectoliters and 0.274 million hectoliters for the three months ended September 30, 2022, respectively, and excludes royalty volume of 0.619 million hectoliters and 0.601 million hectoliters for the three months ended September 30, 2021, respectively. Financial volume in hectoliters for Americas and EMEA&APAC excludes royalty volume of 1.957 million hectoliters and 0.811 million hectoliters for the nine months ended September 30, 2022, respectively, and excludes royalty volume of 1.771 million hectoliters and 1.499 million hectoliters for the nine months ended September 30, 2021, respectively.

WORLDWIDE BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	For the Three Months Ended
	September 30, 2022	September 30, 2021	Change
Financial Volume	22.809	22.851	(0.2	) %
Contract brewing and wholesale/factored volume	(1.770)	(1.973)	(10.3	) %
Royalty volume	0.985	1.220	(19.3	) %
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.066	0.443	(85.1	) %
Total Worldwide Brand Volume	22.090	22.541	(2.0	) %

Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment is the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract-brewing agreements and because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

As part of the revitalization plan strategy to grow our above premium portfolio and expand beyond the beer aisle, we have de-prioritized and rationalized certain non-core economy SKUs. This strategy is intended to drive sustainable net sales growth and earnings growth, despite potential volume declines as the portfolio mix shifts towards a higher composition of above premium products.

USE OF NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.

  Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) – Measure of Company’s income (loss) before income taxes excluding the impact of special items from our U.S. GAAP financial statements as well as other pre-tax non-core items. These pre-tax non-core items, as referred to throughout the definitions below, include integration related costs, unrealized mark-to-market gains and losses, potential or incurred losses related to certain litigation accruals and settlements and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
  Underlying COGS (Closest GAAP Metric: COGS) – Measure of Company’s COGS adjusted to exclude any non-core items (as defined above) which impact the reported GAAP COGS balance. These non-core items include the impact of unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.
  Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of Company’s MG&A expense excluding the impact of certain non-core items (as defined above).
  Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of special and non-core items (as defined above), the related tax effects of special and non-core items, and certain other discrete and other non-core tax items.
  Underlying net income (loss) attributable to MCBC per diluted share (Closest GAAP Metric: Net Income (Loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC as defined above per diluted share.
  Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax special and non-core items and certain other discrete and non-core tax items. Discrete and other non-core tax items include significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
  Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to Properties and excluding the pre-tax cash flow impact of certain special and non-core items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

  Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of special and non-core items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
  Net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Income (Loss) Before Income Taxes) – Measure of the Company’s leverage calculated as Net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net Income (Loss) excluding Interest expense (income), income tax expense (benefit), depreciation and amortization, and the impact of special and non-core items (as defined above). This measure does not represent the company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
  Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the Other Income/Expense, net line item, from our current period constant currency results.

Our guidance for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items as described above. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the Three Months Ended September 30, 2022
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(1,951.5)	$(660.0)	$273.0	$216.4	$0.99
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	(0.5)	(0.5)	—
Impairments or asset abandonment charges	—	—	—	—	—
Termination fees and other (gains) losses	—	—	(4.8)	(4.8)	(0.02)
Non-Core items
Unrealized mark-to-market (gains) losses	100.7	—	100.7	100.7	0.46
Other non-core items(1)	—	—	(3.8)	(3.8)	(0.02)
Total Special and Other Non-Core items	$100.7	$—	$91.6	$91.6	$0.42
Tax effects on special and other non-core items	—	—	—	(26.2)	(0.12)
Discrete tax items	—	—	—	5.0	0.02
Underlying (Non-GAAP)	$(1,850.8)	$(660.0)	$364.6	$286.8	$1.32

(In millions, except per share data) (Unaudited)	For the Nine Months Ended September 30, 2022
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(5,340.0)	$(2,043.3)	$501.6	$415.2	$1.91
Adjustments to arrive at underlying:
Special items, net
Impairments or asset abandonment charges(2)	—	—	29.7	17.6	0.08
Termination fees and other (gains) losses	—	—	(6.8)	(6.8)	(0.03)
Non-Core items
Unrealized mark-to-market (gains) losses	202.7	—	202.7	202.7	0.93
Other non-core items(1)	—	56.0	49.0	49.0	0.23
Total Special and Other Non-Core items	$202.7	$56.0	$274.6	$262.5	1.21
Tax effect on special and other non-core items	—	—	—	(66.9)	(0.31)
Discrete tax Items	—	—	—	(0.1)	—
Underlying (Non-GAAP)	$(5,137.3)	$(1,987.3)	$776.2	$610.7	$2.81

(1)

In the third quarter of 2022, we recorded a non-cash pension settlement gain of $5.3 million within Other pension and postretirement benefits (costs), net as a result of an annuity purchase for a portion of our U.S. Pension Plan. In the first quarter of 2022, we accrued a liability of $56.0 million within other liabilities in our unaudited condensed consolidated balance sheet as the best estimate of probable loss in the Keystone litigation case based on the jury verdict and subsequent judgment.

(2)

During the first quarter of 2022, we identified a triggering event related to the Truss LP joint venture asset group within our Americas segment and recognized an impairment loss of $28.6 million, of which $12.1 million was attributable to the noncontrolling interest.

Reconciliation to Underlying Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the Three Months Ended September 30, 2022
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$377.0	$46.4	$(150.4)	$273.0
Add/(less):
Cost of goods sold non-core items(1)	—	—	100.7	100.7
Special items, net(2)	(0.4)	(4.9)	—	(5.3)
Other income/expense non-core items	1.5	—	(5.3)	(3.8)
Total Special and other Non-Core items	$1.1	$(4.9)	$95.4	$91.6
Underlying income (loss) before income taxes	$378.1	$41.5	$(55.0)	$364.6

(In millions) (Unaudited)	For the Nine Months Ended September 30, 2022
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$812.1	$48.6	$(359.1)	$501.6
Add/(less):
Cost of goods sold non-core items(1)	—	—	202.7	202.7
Marketing, general & administrative non-core items(3)	56.0	—	—	56.0
Special items, net(2)	26.5	(3.6)	—	22.9
Other income/expense non-core items	(1.7)	—	(5.3)	(7.0)
Total Special and other Non-Core items	$80.8	$(3.6)	$197.4	$274.6
Underlying income (loss) before income taxes	$892.9	$45.0	$(161.7)	$776.2

(1)

Reflects changes in our mark-to-market positions on our commodity hedges recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(2)

See Part I - Item 1. Financial Statements, Note 5, "Special Items" of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC, for a detailed discussion of special items.

(3)

In the first quarter of 2022, we accrued a liability of $56.0 million within other liabilities in our unaudited condensed consolidated balance sheet as the best estimate of probable loss in the Keystone litigation case based on the jury verdict and subsequent judgment.

Effective Tax Rate Reconciliation

(Unaudited)		For the Three Months Ended
		September 30, 2022	September 30, 2021
U.S. GAAP	Effective Tax Rate	20%	6%
Add/Less:	Tax effect of special and other non-core items(1)	3%	(5%)
Add/Less:	Discrete and other non-core tax items(1)(2)	(2%)	—%
Non-GAAP	Underlying (Non-GAAP) Effective Tax Rate	21%	1%

(1)

Adjustments related to the tax effect of special items, net and non-core items as well as certain discrete tax items excluded from our underlying effective tax rate. Discrete and other non-core tax items include significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.

(2)	The change in the tax effect of discrete and other non-core tax items is primarily due to the removal of approximately $5 million of discrete tax expense in 2022.

Underlying Free Cash Flow

(In millions) (Unaudited)		For the Nine Months Ended
		September 30, 2022	September 30, 2021
U.S. GAAP	Net Cash Provided by (Used In) Operating Activities	$1,117.5	$1,267.7
Less:	Additions to properties(1)	(530.7)	(363.4)
Add/Less:	Cash impact of special items(2)	10.6	25.7
Add/Less:	Cash impact of other non-core items(3)	—	3.0
Non-GAAP	Underlying Free Cash Flow	$597.4	$933.0

(1)	Included in net cash provided by (used in) investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the nine months ended September 30, 2022 and September 30, 2021.
(3)

Included in net cash provided by (used in) operating activities and primarily reflects costs paid for the cybersecurity incident, net of insurance recoveries, in the Americas segment for the nine months ended September 30, 2021.

Net Debt to Underlying EBITDA Ratio

(In millions) (Unaudited)		As of
		September 30, 2022	September 30, 2021
U.S. GAAP	Current portion of long-term debt and short-term borrowings	$505.0	$559.8
Add:	Long-term debt	6,082.7	6,661.0
Less:	Cash and cash equivalents	525.2	616.3
	Net debt	$6,062.5	$6,604.5
	Q3 Underlying EBITDA	593.5	642.6
	Q2 Underlying EBITDA	566.4	697.8
	Q1 Underlying EBITDA	320.5	280.0
	Q4 Underlying EBITDA	457.3	375.1
Non-GAAP	Underlying EBITDA(1)	$1,937.7	$1,995.5
	Net debt to underlying EBITDA ratio	3.13	3.31

(1)	Represents underlying EBITDA on a trailing twelve month basis.

Underlying EBITDA Reconciliation

(In millions) (Unaudited)		For the Three Months Ended
		September 30, 2022	September 30, 2021
U.S. GAAP	Net income (loss) attributable to MCBC	$216.4	$453.0
Add:	Net income (loss) attributable to noncontrolling interests	1.7	0.8
U.S. GAAP	Net income (loss)	218.1	453.8
Add:	Interest expense (income), net	58.7	63.3
	Income tax expense (benefit)	54.9	26.8
	Depreciation and amortization	170.2	200.3
	Adjustments included in underlying income(1)	91.6	(97.0)
	Adjustments to arrive at underlying EBITDA(1)	—	(4.6)
Non-GAAP	Underlying EBITDA	$593.5	$642.6

(1)	Includes adjustments to income (loss) before income taxes related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.

Contacts

Investor Relations
Greg Tierney, (414) 931-3303
Traci Mangini, (415) 308-0151

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